Exhibit 16(5)

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AMERICAS
US Legal Services

Michael A. Pignatella
Counsel
(860) 580-2831
Fax: (860) 580-4934
Michael.Pignatella@us.ing.com

April 6, 2010

Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549

Attention: Filing Desk

Re: ING Life Insurance and Annuity Company
Prospectus Title: Guaranteed Accumulation Account
Post-Effective Amendment No. 1 to Registration Statement on Form S-1
File No.: 333-158492

Dear Sir or Madam:

As Counsel to ING Life Insurance and Annuity Company, a Connecticut life insurance company (the
“Company”), I have represented the Company in connection with the Guaranteed Accumulation Account
(the “Account”) available under certain variable annuity contracts and the S-1 Registration Statement relating to such Account.

In connection with this opinion, I have reviewed the Registration Statement on Form S-1 relating to such
Account, and this Post-Effective Amendment No. 1 including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Michael A. Pignatella

Michael A. Pignatella
Counsel

One Orange Way	ING North America Insurance Corporation
Windsor, CT 06095